UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
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HealthMarkets, Inc.

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

April 28, 2010

Dear Fellow Stockholder:

I cordially invite you to attend the 2010 Annual Meeting of Stockholders of HealthMarkets, Inc. The meeting this year will be held at 10:00 a.m., Central Daylight Time, on Thursday, May 27, 2010, at the offices of HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, Texas. The attached notice of Annual Meeting and Information Statement describes the items currently anticipated to be acted upon by the stockholders at the Annual Meeting. Please note that the Board of Directors is not soliciting proxies from the holders of the Class A-2 shares in connection with the Annual Meeting.

One of the purposes of the Information Statement is to give you important information regarding HealthMarkets’ Board of Directors and executive management. We urge you to read the Information Statement carefully.

On behalf of the management and directors of HealthMarkets, Inc., I want to thank you for your continued support and confidence in HealthMarkets. We look forward to seeing you at the 2010 Annual Meeting.

Sincerely,

PHILLIP J. HILDEBRAND
President and Chief Executive Officer

INFORMATION STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 2010
PROPOSAL 1
ELECTION OF DIRECTORS
INFORMATION ABOUT THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
NON-QUALIFIED DEFERRED COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2
PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
3. OTHER BUSINESS
STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

HEALTHMARKETS, INC.
9151 BOULEVARD 26
NORTH RICHLAND HILLS, TEXAS 76180

NOTICE OF ANNUAL MEETING

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of HealthMarkets, Inc. to be held on Thursday, May 27, 2010 at 10:00 a.m., Central Daylight Time, at the Company’s offices located at 9151 Boulevard 26, North Richland Hills, Texas 76180.

This Information Statement is being delivered in connection with the following matters:

1. Election of nine (9) directors to serve until our next annual stockholders’ meeting;

2. Ratification of the appointment of KPMG LLP to serve as HealthMarkets’ independent registered public accounting firm; and

3. Any other matters that may properly come before the Annual Meeting or any postponement or its adjournment.

Members of HealthMarkets’ Board of Directors and stockholders holding approximately 90% of our outstanding Common Stock as of March 31, 2010, have indicated that they intend to vote in favor of electing the proposed slate of directors, and ratifying the appointment of the Company’s independent registered public accountants. Therefore, the proposals will be assured of receiving the required vote and will be approved at the Annual Meeting and will become effective immediately following the Annual Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

Date: April 28, 2010

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT FOR THE 2010 ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD MAY 27, 2010

General

This Information Statement is being distributed in connection with the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of HealthMarkets, Inc., a Delaware corporation (“we”, “our”, “us” or other words of similar import), to be held at our offices located at 9151 Boulevard 26, North Richland Hills, Texas on May 27, 2010, at 10:00 a.m., Central Daylight Time.

This Information Statement includes information relating to the proposals to be voted on at the Annual Meeting, the voting process, compensation of directors and our most highly paid officers, and other required information.

This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. Each person who is receiving this Information Statement also is receiving a copy of our Annual Report on Form 10-K for the year ended December 31, 2009. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about April 28, 2010.

Our Board of Directors has approved, and has recommended that the stockholders approve, the following proposals (collectively, the “Proposals”):

1. The election of the slate of nine (9) directors proposed by our Nominating Committee to serve until the next annual meeting of stockholders and until their respective successors are chosen and qualified;

2. The ratification of the selection of KPMG LLP as the Company’s independent registered public accountants to audit the accounts of the Company for the fiscal year ending December 31, 2010; and

3. Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Information Statement Materials for the Annual Meeting of Stockholders to be Held on May 27, 2010.

1. This Information Statement and our Annual Report on Form 10-K for the year ended December 31, 2009 is available on the Financial Information page of the Company’s website (http://www.healthmarketsinc.com).

2. The following materials are available on the Financial Information page of the Company’s website (http://www.healthmarketsinc.com):

a. Notice of Annual Meeting

b. Information Statement

c. Annual Report on Form 10-K

3. If you wish to attend the Annual Meeting and need directions, please contact us at (817) 255-5200.

Merger

On April 5, 2006, HealthMarkets, Inc. completed its merger (the “Merger”) providing for the acquisition of the Company by affiliates of a group of private equity investors, including The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. The stock ownership of each of these private equity firms is set forth below under the caption “Security Ownership of Certain Beneficial Owners and Management.” As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets common shares (other than shares held by certain members of management and shares held through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

In the transaction, HealthMarkets’ public shareholders received aggregate consideration of approximately $1.6 billion, of which approximately $985.0 million was contributed as equity by the Private Equity Investors. The balance of the Merger consideration was financed with the proceeds of a $500.0 million term loan facility extended by a group of banks, the proceeds of $100.0 million of trust preferred securities issued in a private placement, and Company cash on hand in the amount of approximately $42.8 million.

Voting

The Board of Directors has selected the close of business on March 31, 2010 (the “Record Date”) as the time for determining the holders of record of our Class A-1 Common Stock, par value $0.01 per share, and Class A-2 Common Stock, par value $0.01 per share (collectively, “Common Stock”), entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock outstanding on the record date are the only securities that entitle holders to vote at the Annual Meeting or any adjournment or postponement thereof. Each share of Class A-1 Common Stock and Class A-2 Common Stock is entitled to one vote per share on all matters to be presented at the Annual Meeting.

Members of the Board of Directors, members of management and other significant holders of our Class A-1 Common Stock (collectively, the “Consenting Stockholders”) own a total of 27,610,646.6216 shares, or approximately 90% of our total voting power. Because the Consenting Stockholders have indicated that they will vote in favor of all of the Proposals and because such Consenting Stockholders control more than a majority of the voting power, the Proposals are assured of receiving the required vote and being adopted and, thus, we are not soliciting any proxies from holders of the Class A-2 Common Stock.

Stockholders attending the Annual Meeting are welcome to vote at the Annual Meeting and may address any matters that may properly come before the Annual Meeting.

How Many Shares of HealthMarkets Common Stock Were Outstanding as of the Record Date?

As of March 31, 2010, our record date, 31,634,475.2016 shares of our Common Stock were issued and 30,562,329.6216 shares were outstanding, consisting of 27,598,434.6216 shares of Class A-1 Common Stock and 2,963,895.0000 shares of Class A-2 Common Stock. Each share owned entitles the holder to one vote for each share so held. A list of our Stockholders entitled to vote is available at our executive offices at 9151 Boulevard 26, North Richland Hills, Texas 76180. The telephone number of our executive offices is (817) 255-5200.

How Many Shares Are Needed to Constitute a Quorum at the Meeting?

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power are necessary to constitute a quorum at the Annual Meeting. However, the stockholders present at the Annual Meeting may adjourn the Annual Meeting despite the absence of a quorum.

What Vote is Required to Approve the Proposals?

A plurality of the votes cast is required to elect directors. For all of the other Proposals, the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy is required to approve the other Proposals. Abstentions will have the same effect as votes against the Proposals, although abstentions will count toward the presence of a quorum.

Why Isn’t HealthMarkets Required to Solicit Proxies for the Proposals?

As indicated above, the Consenting Stockholders have indicated they will vote in favor of the Proposals, thereby ensuring that such Proposals will be adopted. Therefore, the solicitation of proxies is not necessary and, in order to eliminate the costs and management time involved, our Board of Directors has decided not to solicit proxies.

When Will Each Proposal Become Effective?

The Proposals will be effective immediately following the completion of the Annual Meeting, which is at least 20 days after the mailing of this Information Statement. We are mailing this Statement on or about April 28, 2010 and will hold our Annual Meeting on May 27, 2010.

How Can Stockholders Participate in the Meeting?

Each stockholder of record as of the record date can participate in the Annual Meeting personally or through another person or persons designated to act for such stockholder by proxy.

How Will Our Stockholders Know When the Proposals are Effective?

Those stockholders that attend the Annual Meeting will be notified then of the effectiveness of the Proposals. In addition, we will notify our stockholders of the effective dates of the Proposals described in this Information Statement when we file our Form 10-Q for the quarter ended June 30, 2010, which will be the first Quarterly Report on Form 10-Q following the Annual Meeting.

Who Will Pay for the Costs Associated with this Information Statement?

HealthMarkets will pay all costs associated with distributing this Information Statement, including the costs of printing and mailing.

No additional action is required by you in connection with the Proposals. However, Section 14(c) of the Securities Exchange Act of 1934 requires the mailing to our stockholders of the information set forth in this Information Statement at least twenty (20) days prior to the earliest date on which the corporate action may be taken.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

Nine (9) directors will be elected at the Annual Meeting, each of whom is expected to serve until our next annual meeting of stockholders and until his successor has been duly elected and qualified. All of the nominees are currently directors of the Company, and each nominee has consented to being named as a nominee and to serve, if elected.

In connection with the Merger, we entered into a stockholders agreement with various investment affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking (the “Private Equity Investors”), as well as certain management stockholders. The Stockholders Agreement provides that the Board of Directors of the Company consist of the following:

•	up to four directors (plus the number of Non-Investor Directors) nominated or designated by the investment affiliates of Blackstone and any permitted transferee thereof (collectively, the “Blackstone Investor Group”);

•	up to two directors nominated or designated by the investment affiliates of Goldman Sachs and any permitted transferee thereof (collectively, the “GS Investor Group”);

•	one director nominated or designated by the investment affiliates of DLJ Merchant Banking and any permitted transferee thereof (collectively, the “DLJ Investor Group,” and each of the Blackstone Investor Group, the GS Investor Group and the DLJ Investor Group, a “Private Equity Investor Group”);

•	one member of management, which we refer to as the “Management Director,” to be nominated by Private Equity Investors holding a majority of the Class A-1 Common Stock held by Private Equity Investors; and

•	additional directors, which we refer to as the “Additional Directors,” including directors who may be considered independent under various SEC and stock exchange definitions to the extent deemed necessary or advisable.

The allocation of board representation to the Private Equity Investor Groups will be reduced as the ownership interest of Class A-1 Common Stock of such Private Equity Investor Group is reduced. The Blackstone Investor Group will have the ability to designate a majority of the directors for so long as it holds a majority of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger. Each Private Equity Investor Group will lose its right to designate directors entirely when its ownership of shares of Class A-1 Common Stock is less than the greater of (i) five percent of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger and (ii) three percent of the then-outstanding shares of Class A-1 Common Stock.

Generally, each director will have one vote. However, if the Blackstone Investor Group nominates or designates fewer than the maximum number of directors to which it is entitled, then the Blackstone Investor Group’s directors will have aggregate voting power on board matters equal to the maximum number of directors that the Blackstone Investor Group is entitled to nominate or designate divided by the number of directors they have actually nominated or designated.

The Blackstone Investor Group has designated Chinh E. Chu, Jason K. Giordano and David K. McVeigh for nomination as directors. The GS Investor Group has designated Adrian M. Jones and Sumit Rajpal for nomination as directors. The DLJ Investor Group has designated Neal Pomroy for nomination as a director. Phillip J. Hildebrand has been designated as the Management Director. Mural R. Josephson and Steven J. Shulman have been designated as Additional Directors.

THE BOARD OF DIRECTORS HAS NOMINATED THE FOLLOWING SLATE OF DIRECTORS TO HEALTHMARKETS’ BOARD AND HAS RECOMMENDED APPROVAL OF THEIR ELECTION TO SERVE UNTIL THE NEXT ANNUAL MEETING OF ITS STOCKHOLDERS IN 2011 OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED. IF A NOMINEE IS UNAVAILABLE FOR ELECTION, THE BOARD MAY REDUCE THE NUMBER OF DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING.

			Year First
			Elected
Name	Age	Biographical Information	Director

Chinh E. Chu	43	Mr. Chu has been a director of the Company since April 2006 and served as Chairman of the Board from April 2006 until July 2006, and from February 2009 to present. Mr. Chu is a member of the Executive Committee, Executive Compensation Committee, Compliance & Governance Committee and Nominating Committee of the Board. Mr. Chu is a Senior Managing Director of The Blackstone Group LP, which he joined in 1990. He currently serves as a director of Alliant Insurance Services, Inc., Bayview Asset Management, LLC, DJO Incorporated, Catalent Pharma Solutions, Inc., SunGard Data Systems, Inc., Graham Packaging Holdings Company, BlueStar, Bank United and AlliedBarton Security Services. Mr. Chu was formerly a director of Celanese Corporation and Financial Guaranty Insurance Company.	2006
Phillip J. Hildebrand	57	Mr. Hildebrand has served as a Director and CEO of HealthMarkets, Inc. since June 2008 and as President since September 2008. Mr. Hildebrand is a member of the Executive Committee of the Board. He also serves as a Director, Chairman, President and Chief Executive Officer of the Company’s insurance subsidiaries. Mr. Hildebrand also serves as a Director, President and Chief Executive Officer of the Company’s Insphere insurance agency subsidiary. Prior to joining the Company, from 1975 to 2008, Mr. Hildebrand held several senior management positions with New York Life Insurance Company before retiring in 2008 as Vice Chairman. Mr. Hildebrand currently serves as a Director of DJO Incorporated and previously served as a Director of New York Life subsidiaries in Hong Kong and Taiwan and of MacKay Shields — an institutional investment manager. He is also a past Director of the Million Dollar Round Table Foundation and LIMRA International.	2008

			Year First
			Elected
Name	Age	Biographical Information	Director

Jason K. Giordano	31	Mr. Giordano has been a director of the Company since February 2009 and is a member of the Audit Committee and Investment Committee of the Board. Mr. Giordano joined The Blackstone Group in 2006 and is a Principal in the Corporate Private Equity Group. Prior to joining Blackstone, Mr. Giordano attended Harvard Business School from 2004 to 2006 and worked in the private equity group at Bain Capital from 2002 to 2004. Prior to that, Mr. Giordano worked as an investment banker with Goldman, Sachs & Co. Mr. Giordano also serves as a director of Pinnacle Foods.	2009
Adrian M. Jones	45	Mr. Jones has been a director of the Company since April 2006. Mr. Jones is a member of the Executive Committee, Executive Compensation Committee, Compliance & Governance Committee and Investment Committee of the Board. Mr. Jones has been a Managing Director of Goldman, Sachs & Co. since 2002. Mr. Jones joined Goldman, Sachs & Co.’s Investment Banking Division in 1994 and moved to its Merchant Banking Division in 1998. Before joining Goldman Sachs, Mr. Jones served as a lieutenant in the Irish Army and worked at Bank of Boston. Mr. Jones currently serves as a director of Dollar General, Education Management Corporation, Biomet and Signature Hospital Holdings.	2006
Mural R. Josephson	61	Mr. Josephson has been a director of the Company since May 2003 and is a member of the Audit Committee and Executive Compensation Committee of the Board. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), until December 2009, Mr. Josephson served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson was a licensed Certified Public Accountant in Illinois for 30 years, and is a member of the American Institute of Certified Public Accountants. He currently serves as a director of SeaBright Insurance Holdings, Inc. (a publicly-traded company providing multi-jurisdictional workers’ compensation insurance) and Argo Group International Holdings, Ltd. (formerly PXRE Group Ltd.) (a publicly-traded company providing primarily catastrophe and risk excess reinsurance products and services). He previously served as a director of ALPS Corporation and its wholly-owned subsidiary, Attorneys Liability Protection Society, Inc. (a privately-held insurance company that writes attorney errors and omissions coverage).	2003
David K. McVeigh	42	Mr. McVeigh began serving as a member of the Board in February 2009. He also serves as a member of the Compliance & Governance Committee and Nominating Committee of the Board. Mr. McVeigh joined The Blackstone Group in 2006 and is an Executive Director in the Corporate Private Equity Group. Before joining Blackstone, Mr. McVeigh was a partner with McKinsey and Company, where he was employed from 1994 to 2006. Mr. McVeigh also serves as a director of Biomet and RGIS.	2009

			Year First
			Elected
Name	Age	Biographical Information	Director

Neal Pomroy	49	Mr. Pomroy has served as a director of the Company since April 21, 2010 and is a member of the Executive Committee, Investment Committee and Nominating Committee of the Board. Mr. Pomroy is a Managing Director and Global Operating Partner of DLJ Merchant Banking Partners, Credit Suisse’s flagship private equity investment business. He joined DLJ Merchant Banking Partners in 2004. Prior to joining DLJ Merchant Banking Partners, Mr. Pomroy was a Managing Director with Mercer Management Consulting, head of the Private Equity and Mergers & Acquisition practice — North America, and where he held several senior management positions including the North American Operating Committee and New York Region Head. From 1983 to 1987, Mr. Pomroy worked in leveraged buyout finance and private equity for Bank of Boston. Mr. Pomroy is a Director of DenMat Holdings, LLC and Hard Rock Hotel Holdings, LLC.	2010
Sumit Rajpal	34	Mr. Rajpal has served as a director of the Company since June 2007. Mr. Rajpal is a member of the Audit Committee of the Board. He is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co. which he joined in 2000. Prior to joining Goldman Sachs, Mr. Rajpal worked for McKinsey & Company. Mr. Rajpal currently serves as a director of Validus Holdings, Inc., USI Holdings Corporation, Entertainment Co AB (CSI), Alliance Films and Buck Acquisition (Dollar General).	2007
Steven J. Shulman	58	Mr. Shulman began serving as a director of the Company in July 2006. Mr. Shulman is a member of the Executive Compensation Committee of the Board. He currently is a Senior Advisor of Warburg Pincus, LLC, a private equity firm providing investments in information technology, healthcare, media, communications, energy, financial and business services, and an operating partner at Water Street Healthcare Partners (a middle market private equity firm focused exclusively on healthcare) and Tower 3 Partners (a distressed middle market private equity firm). He previously served as Chairman and CEO of Magellan Health Services, Inc. (Nasdaq:MGLN), a manager of behavioral health and radiology benefits, from 2003 thru 2009. Prior to joining Magellan Health Services, Mr. Shulman founded IHCG, an early-stage healthcare technology venture fund, and served as its Chairman and CEO from 2000 to 2003. Prior to IHCG, he was employed by Prudential Healthcare, Inc. as its Chairman, President and CEO from 1997 to 1999. Mr. Shulman co-founded Value Health, Inc., a NYSE-listed specialty managed healthcare company, and served as a Director and President of its Pharmacy and Disease Management Group from 1987 to 1997. Mr. Shulman also serves as a director of Digital Insurance (a private employee benefit service company), Broadlane (a private healthcare supply chain management company), CareCentrix (a private home healthcare benefits management company), AccessMediquip (a private surgical implant device benefits manager), and HealthPlan Holdings (a healthcare information management company focusing on the individual marketplace).	2006

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation for the 2009 Fiscal Year

The following table shows the compensation paid to our directors for their services during the fiscal year ended December 31, 2009. Directors who are our employees do not receive additional compensation for their services as directors. Accordingly, Mr. Hildebrand receives no compensation for his services as a director. Messrs. Chu, Giordano, Jones, McVeigh, Pomroy and Rajpal, members of our Board designated by the Private Equity Investors, are not considered to be independent and therefore also do not receive compensation for their services. We provide our independent directors with an annual retainer for Board and Committee membership and have, historically, awarded stock option grants to our independent directors. We reimburse all directors for travel and lodging expenses they incur in connection with their attendance at directors’ meetings and meetings of the stockholders of the Company.

Change in
Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards(7)	Compensation	Compensation	Compensation	Total
	($)	($)	($)	($)	Earnings	($)	($)

Allen F. Wise(1)	—	—	—	—	—	—	—
Phillip J. Hildebrand	—	—	—	—	—	—	—
Chinh E. Chu	—	—	—	—	—	—	—
Harvey D. DeMovick, Jr.(2)	—	—	—	—	—	—	—
Jason K. Giordano	—	—	—	—	—	—	—
Adrian M. Jones	—	—	—	—	—	—	—
Mural R. Josephson(3)	175,000	—	—	—	—	—	175,000
David K. McVeigh	—	—	—	—	—	—	—
Neal Pomroy(4)	—	—	—	—	—	—	—
Sumit Rajpal	—	—	—	—	—	—	—
Steven J. Shulman(5)	125,000	—	—	—	—	—	125,000
Ryan M. Sprott(6)	—	—	—	—	—	—	—

(1)	Mr. Wise resigned effective February 6, 2009.

(2)	Mr. DeMovick resigned effective February 9, 2009.

(3)	Mr. Josephson receives annual retainers for the following: Board membership — $100,000; Chairmanship of the Audit Committee — $50,000; Executive Compensation Committee membership — $25,000.

(4)	Mr. Pomroy was elected on April 21, 2010.

(5)	Mr. Shulman receives annual retainers for the following: Board membership — $100,000; Executive Compensation Committee membership — $25,000.

(6)	Mr. Sprott resigned effective April 14, 2010.

(7)	At December 31, 2009, stock option awards for the independent directors were outstanding as follows: Josephson — 4,054; Shulman — 6,757.

Background and Experience of Directors

As discussed above, pursuant to the terms of the Company’s Stockholders Agreement, all directors of the Company other than Mr. Hildebrand (our management director) and Messrs. Josephson and Shulman (our independent directors) are nominated or designated by investment affiliates of the Private Equity Investor Groups. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of the Company’s business. In particular, Messrs. Chu, Giordano and McVeigh (designated by the Blackstone Investor Group), Messrs. Jones and Rajpal (designated by the GS Investor Group) and Mr. Pomroy (designated by the DLJ

Investor Group) have played active roles in overseeing the business of numerous portfolio companies of the Private Equity Investor Groups and have significant financial, investment and strategic business planning experience. Mr. Hildebrand, our President and Chief Executive Officer, has extensive management experience in the insurance industry, having served for many years in senior management roles and as a director for New York Life Insurance Company or its subsidiaries. Our independent directors bring extensive management, financial and/or accounting experience from the insurance and health care industries. Specifically, Mr. Josephson, the Chairman of our Audit Committee, is an “audit committee financial expert”, as that term is defined under applicable Securities Exchange Act rules, by virtue of his years of experience with a major independent public accounting firm, as well as in various senior management and board positions. Mr. Shulman brings extensive experience as a founder, chairman, chief executive officer and/or director of a number of businesses in the health services and insurance industries.

Board Leadership Structure

Our Board of Directors is led by Mr. Chu, the Chairman of the Board, who is a representative of The Blackstone Group, our majority stockholder. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and the Chief Executive Officer positions is appropriate for our business and delineates the separate roles of management and directors. In his capacity as Chief Executive Officer, Mr. Hildebrand provides the day-to-day leadership of the Company. As our Chairman, Mr. Chu is the principal representative of the Board of Directors and leads the Board in the performance of its duties, including presiding over all Board and Committee meetings he attends.

Role of Board in Risk Oversight

The Company is exposed to a number of risks, including, among others, economic, financial, operational and regulatory risks. The Company’s management is responsible for the day-to-day management of these risks, while the Board as a whole is responsible for the oversight of such risk. The Audit, Executive Compensation, Compliance & Governance and Investment Committees each play an important role in assisting the Board to carry out its oversight responsibilities. The Audit Committee regularly meets with management, members of the Company’s internal audit department and the Company’s independent registered public accounting firm to address any significant financial risk exposure, including disclosure controls and procedures and internal control over financial reporting. The Executive Compensation Committee assists the Board with risk oversight by administering and evaluating the Company’s compensation programs and practices for its highest paid executives, so that these compensation practices meet the Company’s objectives and do not encourage employees to take excessive risks. The Compliance & Governance Committee assists with risk oversight by overseeing the evaluation of the Board and management, as well as the Company’s compliance and regulatory functions, including oversight of the integrity of the Company’s compliance with legal and regulatory requirements and overall compliance program. The Investment Committee coordinates with the Investment/Finance Committee of the Company’s insurance subsidiaries in supervising and implementing investments by the Company and these subsidiaries, to ensure that these investments do not present excessive risk to the Company.

Director Independence

The Board has determined that Messrs. Josephson and Shulman are “independent,” as that term is defined under the listing standards of the New York Stock Exchange. Mr. Hildebrand is not “independent” due to his affiliation with the Company. Messrs. Chu, Giordano, Jones, McVeigh, Pomroy and Rajpal are not “independent” due to their respective affiliations with the Private Equity Investors.

Annual Meeting Attendance

We encourage but do not require our directors to attend the Annual Meeting of Stockholders. One (1) of the Company’s then directors attended the Annual Stockholder Meeting held May 21, 2009.

Stockholder Communication with Our Board

All current members of the Company’s Board are listed under the heading “About HealthMarkets, Inc.” on the Company’s website (http://www.healthmarketsinc.com). Stockholders may communicate directly with the HealthMarkets Board of Directors, including the Chairman of the Audit Committee, the Chairman of the Nominating Committee and/or the non-Management Directors individually or as a group. All communications should be directed to our Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. In addition, we maintain contact information, both telephone and email, on our website under the heading “Contact Us.” The envelope should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications, with the exception of spam, business solicitations and advertisements, product inquiries and suggestions, resumes and other forms of job inquiries, surveys, and obvious “junk” and mass mailings.

Board Meetings, Attendance, and Executive Sessions

During the fiscal year ended December 31, 2009, the Board of Directors met eleven (11) times and took action on other occasions by unanimous consent of its members. Each member of the Board of Directors who held such position in 2009 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such director served. The Board met in executive session during all regularly scheduled meetings, without management present, and plans to continue that practice going forward.

Board Committees

To assist the Board in the discharge of its responsibilities, the Company has established a standing Audit Committee, Executive Committee, Investment Committee, Compliance & Governance Committee, Nominating Committee, and Executive Compensation Committee. The following chart shows the current composition of the committees.

							Compliance			Executive
Director	Audit		Executive		Investment		& Governance	Nominating		Compensation

Chinh E. Chu			x	*			x *	x	*	x *
Phillip J. Hildebrand			x
Jason K. Giordano	x				x	*
Adrian M. Jones			x		x		x			x
Mural R. Josephson	x	*								x
David K. McVeigh							x	x
Neal Pomroy			x		x			x
Sumit Rajpal	x
Steven J. Shulman										x
Fiscal 2009 Meetings	4		0		4		4	0		4

x	Committee Member

*	Committee Chair

The functions and composition of these Board committees are described below:

Audit Committee, Financial Expert

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by assessing the processes related to the Company’s risks and control environment, overseeing the integrity of the Company’s financial statements and financial reporting and compliance with legal and regulatory requirements and evaluating the Company’s audit processes. The Audit Committee confers with the Company’s independent registered public accounting firm and internal auditors regarding audit procedures, including proposed scope of examination, audit results and related management letters. The Audit Committee reviews the services performed by the independent registered public accounting firm in connection with determining their independence, reviews the reports of the independent registered public accounting firm and internal auditors, and reviews recommendations about internal controls. The Committee selects and appoints the Company’s independent registered public accounting firm and approves any significant non-audit relationship with the independent registered public accounting firm.

KPMG LLP, the Company’s independent registered public accounting firm, has direct access to the Audit Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

Since joining the Board in May 2003, Mr. Josephson has served as the Audit Committee Chairman. The Board of Directors has determined that Mr. Josephson, who is independent of management of the Company, is an “audit committee financial expert”, as that term is defined under applicable Securities Exchange Act rules. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson was a licensed Certified Public Accountant in Illinois for 30 years, and is a member of the American Institute of Certified Public Accountants. The other members of the Audit Committee are not “independent.”

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee has adopted procedures governing the receipt, retention and handling of concerns regarding accounting, internal accounting controls or auditing matters that are reported by employees, stockholders and other persons. Employees may report such concerns confidentially and anonymously by utilizing a toll free hot line number (877-778-5463) or by accessing Report-It (http://www.reportit.net), a third party reporting service. All others may direct such concerns in writing to the Board of Directors, Audit Committee and/or the non-Management Directors, c/o our Corporate Secretary, HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

The Audit Committee’s Report appears elsewhere in this Information Statement.

Executive Committee

The Executive Committee has the authority of the full Board of Directors in the management and affairs of the Company, except that the Committee may not effect certain fundamental corporate actions, including (a) declaring a dividend, (b) amending the Certificate of Incorporation or Bylaws, (c) adopting an agreement of merger or consolidation, or (d) imposing a lien on substantially all of the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters that are not sufficiently important to require action by the full Board of Directors. Although the Committee did not meeting during the Company’s 2009 fiscal year, the Committee took action on selected occasions by unanimous consent of its members.

Investment Committee

The Investment Committee coordinates with the Investment/Finance Committees of the Company’s insurance subsidiaries in supervising and implementing the investments of the funds of the Company and its insurance subsidiaries. None of the members of the Investment Committee are “independent.”

Compliance & Governance Committee

The Compliance & Governance Committee was established by the Board of Directors on August 30, 2006. The Committee develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company, oversees the evaluation of the Board and management, and reviews the succession plan of the Chief Executive Officer and other key officer positions. The Committee also oversees and monitors the Company’s compliance and regulatory functions, including the assessment on a periodic basis of the processes related to the Company’s risk and control environment, the oversight of the integrity of the Company’s compliance with legal and regulatory requirements and evaluation of the Company’s overall compliance program. The Committee also makes recommendations concerning the structure, size and membership of the various committees of the Board of Directors.

The Compliance & Governance Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Nominating Committee

The Nominating Committee identifies individuals qualified to become directors and recommends that the Board select the director nominees to be voted on at the next annual meeting of stockholders. None of the members of the Nominating Committee are “independent.”

As a result of the Merger and the terms of the Stockholders’ Agreement that provide for the designation of directors by the Private Equity Investor Groups, the Board of Directors has determined that it is not appropriate to establish specific qualifications for nominees or a formal process for identifying and evaluating such nominees for director, and has not established a specific diversity policy. However, it is the Board and the Nominating Committee’s practice to seek director candidates who will contribute to a diversity of perspectives. The Board and the Nominating Committee take into account a candidate’s specific background, training, knowledge, experience and other personal attributes, in an effort to provide a diverse mix of capabilities and viewpoints on the Board of Directors.

In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director for 2010 must be made in writing and received by the Corporate Secretary of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 not later than December 29, 2010 (see “Stockholder Proposals for the 2011 Annual Meeting”). The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. At a minimum, candidates for election to the Board must meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Candidates should also have relevant business and financial experience, and must be able to read and understand fundamental financial statements. The Committee has not historically received director candidate recommendations from the Company’s stockholders but will consider all relevant qualifications as well as the needs of the Company in terms of compliance with the Securities and Exchange Commission rules.

The Nominating Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

The Nominating Committee did not receive any recommendations from stockholders regarding candidates for election to the Board at the 2010 Annual Stockholder Meeting.

Executive Compensation Committee

The Executive Compensation Committee administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. The Committee is authorized to provide assistance to the Company’s directors in fulfilling their responsibility to shareholders to ensure that the Company’s officers, key executives and directors are compensated in accordance with the Company’s total compensation objectives and executive compensation policy. The Company is also authorized to advise, recommend, and approve compensation policies, strategies, and pay levels necessary to support organizational objectives. The Committee may form and delegate to subcommittees when appropriate.

The Executive Compensation Committee evaluates the CEO’s performance and sets the CEO’s compensation level based on this evaluation. The Committee meets in executive session without the CEO to determine his compensation. The Committee receives recommendations from the CEO as to compensation of other executive officers, and the CEO participates in Committee discussions regarding the compensation of such officers.

The Executive Compensation Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans, evaluates, from time to time, the compensation to be paid to directors for their service on the Board or any committee thereof, and prepares a report on executive compensation as required by the Securities and Exchange Commission to be included in the Information Statement.

A subcommittee of the Executive Compensation Committee (the “Subcommittee”) consisting solely of two (2) outside directors (Mr. Josephson and Mr. Shulman) has been granted the sole authority to approve any compensation matters where such compensation is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Board has determined that Messrs. Chu and Jones are not “independent” as that term is defined under the listing standards of the New York Stock Exchange, due to their respective affiliations with the Private Equity Investors. During 2009, no Executive Compensation Committee member was an officer or employee of us or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers served as a member of the Executive Compensation Committee or as a director of any company where an executive officer of that company is a member of our Executive Compensation Committee. The members of the Executive Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are described below under the caption “Certain Relationships and Related Party Transactions.”

Family Relationships

There are no family relationships between any of the directors or executive officers.

Involvement in Certain Legal Proceedings

During the past ten years, none of the directors or executive officers has been involved in any legal proceedings that are material to the evaluation of their ability or integrity.

Code of Ethics

The Company has a Code of Ethics that applies to all of the Company’s employees, including its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and the Board. A copy of this Code is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Company intends to disclose any changes in or waivers from its Code of Ethics by posting such information on its website or by filing a Form 8-K.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Executive Compensation Program

Executive Summary

2009 was a year of transition for the Company. We continued efforts to focus on core aspects of the business fundamental to our corporate strategy and long-term focus. We are now generally focused on business opportunities that allow us to maximize the value of our independent agent sales force, including the sale of health and supplemental insurance products underwritten by the Company’s insurance subsidiaries as well as third party products underwritten by non-affiliated insurance companies. For a further discussion of our performance in 2009, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Many of the Company’s most significant compensation decisions in 2009 were made in connection with the formation and launch of Insphere Insurance Solutions, Inc. (“Insphere”) — a wholly owned subsidiary of HealthMarkets, LLC. Insphere serves as an authorized insurance agency in 50 states and the District of Columbia, specializing in the distribution of small business and middle-income market life, health, long-term care and retirement insurance. Insphere distributes products underwritten by the Company’s insurance subsidiaries, as well as non-affiliated insurance companies, including, among others, individual health insurance products underwritten by United Healthcare’s Golden Rule Insurance Company (“Golden Rule”) and Aetna, life insurance products underwritten by ING and Minnesota Life Insurance Company, and long-term care products underwritten by John Hancock.

The development of Insphere as an independent career-agent distribution company, and the sale by Insphere agents of third party products, represents a significant change in the Company’s corporate strategy. Historically, the Company maintained a dedicated agency sales force that distributed products underwritten exclusively by the Company’s own insurance subsidiaries. The creation of Insphere involved substantial efforts, including identification of appropriate organizational structure and leadership, completion of licensing and contracting requirements, development of a technology platform and implementation of marketing arrangements with third party insurance carriers. Our highest paid executives were rewarded in 2009 for their efforts related to development and implementation of this change in corporate strategy, including the successful launch of Insphere.

What are the Company’s compensation objectives?

The Company’s compensation objectives are to support the Company’s overall business strategy and objectives, attract and retain the best possible executive talent, motivate executive officers to achieve the Company’s performance objectives, and reward individual performance and contributions. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to targeted incentives we provide.

Who is responsible for evaluating and administering executive compensation?

The Executive Compensation Committee (the “Committee”) (of which Chinh Chu (Chairman), Adrian Jones, Mural R. Josephson and Steven Shulman serve as members) administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. As discussed in more detail above under the heading “Compensation Committee Interlocks and Insider Participation in Compensation Decisions,” several of the members of the Committee are not considered “independent.” A subcommittee of the Committee (the “Subcommittee”) consisting solely of two (2) outside directors (Messrs. Josephson and Shulman) has been granted the sole authority to approve any compensation matters where such compensation is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Who are the Company’s Named Executive Officers?

Our five highest paid executive officers in 2009, who are included in the Summary Compensation Table on page 24 and who are referred to as “Named Executive Officers” throughout this section, were:

•	Phillip J. Hildebrand, President and Chief Executive Officer;

•	Steven P. Erwin, Executive Vice President and Chief Financial Officer;

•	Anurag Chandra, Executive Vice President and Chief Operating Officer;

•	B. Curtis Westen, Executive Vice President and General Counsel; and

•	Jack V. Heller, Senior Vice President, Agency Sales.

Does the Committee use an outside consultant for advice?

The Committee does not retain any outside consultant to review the Company’s compensation plans or help establish executive compensation.

What role do Named Executive Officers play in setting compensation?

Phillip Hildebrand, our Chief Executive Officer, recommends bonuses and compensation adjustments for his direct reports including each of the other Named Executive Officers. The Committee then takes these recommendations into consideration in setting compensation for each of the other Named Executive Officers. Mr. Hildebrand does not make any recommendations with respect to his own compensation.

To what extent does the Committee use external data to compare executive compensation?

When making compensation decisions, the Committee does not engage in a formal peer group comparison or “benchmarking” process. However, the members of the Committee have extensive business experience and serve on the boards of directors of other companies including, for Committee members affiliated with the Company’s Private Equity Investors (Messrs. Chu and Jones), other portfolio companies of the Private Equity Investors. Their background and experience provides them with a perspective regarding executive compensation that helps them evaluate the compensation of our Named Executive Officers.

How does the Company set compensation for its Named Executive Officers?

Compensation of the Named Executive Officers for 2009 is generally based on the terms of their employment agreements. The Company entered into new employment agreements with Messrs. Hildebrand, Erwin, Chandra and Westen on September 8, 2009, which supersede their previous employment agreements. In connection with their entry into these new employment agreements, Messrs. Hildebrand, Erwin and Chandra forfeited their previously granted stock option awards, Mr. Westen agreed to forego any right to a stock option grant contemplated by his original employment agreement, and the Company agreed, subject to certain conditions, to grant Mr. Hildebrand and Chandra new stock option and restricted stock awards.

As more fully described below, the new employment agreements provide the executives with the opportunity to earn certain bonuses in the event that the Company achieves certain goals in connection with opportunities presented by changes in the Company’s corporate strategy, including efforts to maximize the value of the Company’s independent agent sales force and the launch of Insphere.

In connection with the renewal of Mr. Heller’s employment agreement, on September 10, 2009, the Company amended Mr. Heller’s employment agreement to reduce the period of Mr. Heller’s severance from two years to one year, with a corresponding reduction in the period of Mr. Heller’s post-termination non-competition and non-solicitation covenants.

Why did the Company decide to enter into these new employment agreements?

During the second quarter of 2009, the Company formed Insphere, an insurance agency which specializes in the distribution of small business and middle-income market life, health, long-term care and retirement insurance. We believe that Insphere is one of the largest independent, career agent insurance distribution groups in the country. The formation of Insphere as an independent career-agent distribution company represents a significant repositioning of the Company, shifting our focus away from underwriting and distributing our own products, exclusively, to distributing a broad portfolio of third party products underwritten by non-affiliated insurance carriers. These products include life, long-term care and retirement insurance, as well as individual health insurance underwritten by, among other carriers, Golden Rule and Aetna. The Company continues to underwrite and distribute its own insurance products and, in the future, intends to place particular emphasis on supplemental products. In the markets where Insphere has commenced distribution of Golden Rule and Aetna individual health insurance products, these products have, to a great extent, replaced the sale of the Company’s own insurance products. In the first quarter of 2010, Insphere’s sale of Golden Rule and Aetna products, in the aggregate, exceeded the sale of the Company’s products by nearly a five-to-one margin.

The employment agreements that the Company previously entered into with Messrs. Hildebrand, Erwin, Chandra and Westen were negotiated prior the formation of Insphere and the change in corporate strategy presented by the opportunity to distribute third party products through Insphere. As a result, the Committee determined that it was in the best interests of the Company to enter into new agreements with these executives in order to adjust the overall makeup of their compensation package in order to better align their interests with those of the Company in connection with risks and opportunities presented by the changes in the Company’s corporate strategy, including the launch of Insphere, and to increase the retentive value of Messrs. Hildebrand’s and Chandra’s equity compensation awards.

Mr. Heller’s employment agreement was amended to make the period of severance, and corresponding post-termination covenants, generally consistent with the terms contained in the employment agreements of other executives.

What are the components of executive compensation?

We use a variety of compensation elements to reach our executive compensation program goals. These include base salary, annual bonus compensation, awards of stock options and restricted stock, long-term incentive plan awards, employee benefit plans, and termination and change in control provisions within employment agreements. We also offer limited perquisites to certain Named Executive Officers. Each component of compensation has been designed to complement the other components and, when considered together, to meet the Company’s overall compensation objectives; however, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Base Salaries

Base salary is the primary fixed portion of executive pay. It compensates executives for performing their day-to-day duties and responsibilities. The base salaries of the Named Executive Officers for 2009 were based on the terms of their employment agreements. Base salaries of the Named Executive Officers who are direct reports of the Chief Executive Officer are evaluated annually by the Committee, generally by the end of the first quarter. In March 2009, Mr. Chandra received an increase in base salary from $475,000 to $500,000, and in March 2009, Mr. Erwin received an increase in base salary from $500,000 to $525,000. These increases represented an annual merit increase in recognition of the executive’s performance. In March 2009, Mr. Heller received an increase in base salary from $343,200 to $400,000, in recognition of his increased responsibilities arising from the reorganization of UGA and Cornerstone into a single agency department and Mr. Heller’s assumption of overall responsibility for the combined sales force. Mr. Hildebrand and Mr. Westen (who first joined the Company in January 2009) did not receive increases in base salary.

Annual Bonus Compensation

The Company has established an annual bonus compensation plan for its management. Under this plan, the Company creates an annual bonus pool (for 2009, originally set at $11,590,000 for achievement at target), determines performance targets that must be achieved for the bonus pool to be allocated, and sets a bonus potential for each participant, generally as a percentage of base compensation. The annual bonus compensation plan is designed to achieve the Company’s objective of linking compensation to annual performance results, attracting, motivating and retaining high-caliber leadership, and aligning the interests of senior executives and stockholders.

In 2009, the bonus target established for the Named Executive Officers was 150% of annual base salary, except for Mr. Hildebrand whose bonus target was 200% of annual base salary and Mr. Heller, whose bonus target was 75% of annual base salary. The maximum bonus opportunity for the Named Executive Officers was 250% of annual base salary, except for Mr. Hildebrand, whose maximum bonus opportunity was approximately 333% of annual base salary. Mr. Heller was not subject to a maximum bonus opportunity. These bonus percentages are based on the terms of the employment agreements with each Named Executive Officer and are established based on the officer’s position, skills, experience, responsibility, and potential impact on the Company’s performance. In connection with the renegotiation of their employment agreements, each of Messrs. Hildebrand, Erwin, Chandra and Westen were also provided with guaranteed minimum annual bonuses for 2009 of $2.4 million, $787,500, $750,000 and $712,500, respectively, which corresponded to the bonus targets described above. The Company agreed to provide these guarantees as an incentive to retain these executives in light of the changing corporate strategy of the Company presented by the formation of Insphere, and in recognition of the fact that the launch and implementation of Insphere would be demanding and its ultimate success uncertain.

In the first quarter of 2009, the Committee established the following performance targets applicable to the 2009 bonus program:

2009 Performance Targets

Financial Targets	Minimum	Target	Stretch	Weight
	$ in 000’s

Adjusted EBITDA	$109,758	$122,789	$130,073	40%
Heath and Ancillary AV Submitted	$418,752	$465,280	$511,807	20%
New Product 1st Year Persistency	50%	51%	52%	10%
Administrative Expenses	$184,764	$177,264	$169,764	20%
Multi-state Market Conduct Exam (“MSE”) — Project Plan Deliverables	n/a	14	14	10%
Total				100%

The annual bonus pool available for achievement at target was approximately $11,590,000 and for achievement at stretch was approximately $17,813,000.

These targets were selected because the Committee determined that they represent the best indicators of Company performance and significant drivers of shareholder value. The Adjusted EBITDA target is a measure of profitability before non-operating expenses; the Health and Ancillary AV Submitted and New Product 1st Year Persistency targets are a measure of the Company’s growth and competitiveness; the Administrative Expenses target is a measure of the Company’s efficiency; and the MSE Project Plan Deliverables is a measure of the Company’s success in maintaining regulatory compliance with the terms of the May 29, 2008 regulatory settlement of the multi-state market conduct examination of the Company’s principal insurance subsidiaries.

In connection with the renegotiation of their employment agreements in September 2009, each of Messrs. Hildebrand, Erwin, Chandra and Westen became subject to the new performance targets applicable to the 2009 bonus program that the Committee determined were more appropriate in light of the role these executives were expected to play in the Company’s changing corporate strategy, including the development and implementation of Insphere. The following new performance targets, which applied to these executives only, replaced the previously established 2009 performance targets:

2009 Senior Executive Performance Targets —
Hildebrand, Erwin, Chandra and Westen

	Target	Stretch	Weight
	$ in 000’s

Adjusted EBITDA	$122,789	$130,073	40%
Heath and Ancillary AV Submitted	$465,280	$511,807	20%
MSE Deliverables	14	14	20%
Form Insphere	*	*	20%
Total			100%

*	Formation of Insphere Insurance Solutions, Inc. and completion of the following implementation activities:

•	Identification of organizational structure and key continuing executives;

•	Substantial completion of agency licensing requirements;

•	Substantial completion of agency force contracting with Insphere;

•	Substantial development of technology platform; and

•	Execution and initial implementation of a marketing agreement with one major life insurer.

The Committee determined that the addition of a performance target related to the formation of Insphere, in lieu of performance targets related to New Product 1st Year Persistency and Administrative Expenses, and additional emphasis on the MSE Deliverables target, was more consistent with the tasks and responsibilities of these executives and was necessary to more closely align their interests with those of the Company in connection with risks and opportunities presented by changes in the Company’s corporate strategy, including efforts to maximize the value of the Company’s independent agent sales force and the launch of Insphere.

At its meeting on February 12, 2010, the Committee evaluated the achievement of performance criteria for the original bonus program applicable to Mr. Heller and other members of management (excluding Messrs. Hildebrand, Erwin, Chandra and Westen), and the senior executive bonus program applicable to Messrs. Hildebrand, Erwin, Chandra and Westen.

After evaluating achievement of each of the individual performance criterion applicable to the original 2009 bonus program, the Committee determined that the performance criteria had been achieved, in aggregate, at 100% of the target bonus amount. In addition to the bonus pool of approximately $11,590,000 applicable to the original 2009 bonus program, the Committee authorized an additional bonus pool in the amount of $3.0 million, to be awarded to management other than Messrs. Hildebrand, Erwin, Chandra and Westen, in the discretion of the Chief Executive Officer. The Committee authorized this additional bonus pool in recognition of the achievement of 2009 performance targets and in lieu of annual merit increases for 2010. In light of the achievement of the original 2009 bonus program criteria, and the availability of the additional $3.0 million pool, the Committee determined, based on Mr. Hildebrand’s recommendation, that Mr. Heller should receive a bonus of 125% of base salary or $500,000.

With respect to the 2009 senior executive bonus program, after evaluating the achievement of each of the individual performance criterion, the Committee determined that the 2009 senior executive bonus program criteria for the Named Executive Officers (other than Messrs. Hildebrand and Heller) had been achieved, in aggregate, at a level such that each executive would receive a payout at 188% of annual base salary, or $987,000, $940,000 and $893,000 for Messrs. Erwin, Chandra and Westen, respectively. The Committee also determined that, with respect to Mr. Hildebrand, the 2009 senior executive bonus program performance criteria were achieved, in aggregate, at a level such that Mr. Hildebrand would receive a payout of 250% of annual base salary, resulting in a 2009 cash incentive compensation bonus in the amount of $3.0 million. Pursuant to the terms of their employment agreements, Mr. Hildebrand’s annual bonus was reduced by $666,666 — the portion of the first year guaranteed annual bonus previously paid to Mr. Hildebrand in June 2009, and Mr. Erwin’s annual bonus was reduced by $333,333 — the portion of the first year guaranteed annual bonus previously paid to Mr. Erwin in September 2009.

Transaction Bonuses

Pursuant to employment agreements with Messrs. Hildebrand, Erwin, Chandra and Westen, the Company agreed to provide each executive with an opportunity to receive an additional bonus, subject to the Company’s consummation of certain transactions (the “Transaction Bonuses”). Mr. Hildebrand was eligible to receive a Transaction Bonus of up to $3.0 million and Messrs. Erwin, Chandra and Westen were each eligible to receive a Transaction bonus of up to $1.0 million. The Transaction Bonus was designed to achieve the Company’s objective of linking compensation to achievement of strategic opportunities presented by the Company’s changing corporate strategy, including the development and implementation of Insphere.

One quarter of each executive’s Transaction Bonus was payable upon the commencement of sales through the Insphere sales force of individual health insurance products issued by a national carrier pursuant to a marketing agreement entered into by August 1, 2010. The Company achieved this goal in October 2009 and, accordingly, Mr. Hildebrand was paid 25% of his Transaction Bonus ($750,000) and Messrs. Erwin, Chandra and Westen were each paid 25% of their Transaction Bonus ($250,000) in October 2009.

The remaining balance of each executive’s Transaction Bonus was subject to achievement of strategic opportunities related to repositioning of the Company, away from its focus on underwriting and distributing its own products, exclusively, towards distribution of a broad portfolio of third party products underwritten by non-affiliated insurance carriers, and maximizing the value of the business of the Company’s insurance subsidiaries. This represented a significant shift in the Company’s corporate strategy and the Committee viewed the degree of difficulty in achieving these opportunities as challenging. The terms of each executive’s employment agreement provide that these strategic opportunities may be accomplished through a variety of transaction structures, and the Board of Directors retained the authority to determine that the strategic opportunities had been achieved, in its sole discretion. In the fourth quarter of 2009, management delivered a plan related to these strategic opportunities, which was reviewed and approved by the Board of Directors, commenced execution of the plan at the direction of the Board, and achieved key plan requirements to the satisfaction of the Board. As a result, in December 2009, the Board determined that the goals relating to the balance of the Transaction Bonuses had been achieved and, accordingly, Mr. Hildebrand was paid 75% of his Transaction Bonus ($2.25 million) and Messrs. Erwin, Chandra and Westen were each paid 75% of their Transaction Bonus ($750,000) in January 2010.

Stock Options and Restricted Share Awards — 2006 Management Stock Option Plan

On May 8, 2006, the Board of Directors adopted the 2006 Management Stock Option Plan (as amended, the “2006 Plan”), in accordance with which options to purchase shares, restricted shares and restricted stock units of HealthMarkets’ Class A-1 Common Stock may be granted from time to time to officers, employees and non-employee directors of HealthMarkets or any subsidiary. The purpose of the 2006 Plan is to attract and retain officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. The Committee believes that the Company will be able to enhance the prospects for its business objectives and more closely align the interests of outside directors, officers and key employees with those of the Company’s stockholders by providing those individuals with the opportunity to increase their equity interests in the Company on meaningful terms.

Stock options granted to our Named Executive Officers are intended to provide a long-term incentive opportunity to the executives that also links the interests of the executive with those of the stockholders, as the options provide no value unless the value of the underlying shares increases. The number of stock options granted to a particular executive officer is based on the executive’s position and an evaluation of the executive’s ability to influence the long-term growth and profitability of the Company. The number of options previously granted to, and shares held by, an officer are not considered in determining the number of options granted to the officer. These options are included in the Grants of Plan Based Awards table on page 25 below. The Committee does not time the grant of stock options in consideration of the release of material non-public information.

Under the 2006 Plan, the option price may not be less than 100% of the Fair Market Value (as defined below) on the date of grant, except that the option price of an incentive stock option issued to an employee who owns Class A-1 Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Company stock may not be less than 110% of the Fair Market Value on the date of grant. Under the 2006 Plan, “Fair Market Value” is defined to mean the fair market value of a share as determined from time to time by the Board in good faith or, in the event of a termination of employment by certain key executives (other than for cause) within six months of an IPO or change of control, the consideration paid per share pursuant to such transaction.

In January 2009, the Company granted 50,000 non-qualified options under the 2006 Plan to Mr. Heller in order to maintain the competitiveness of his compensation relative to the market and to recognize past performance. Mr. Heller’s stock option grant vests in three “tranches.” One-third of the options vest in 20% increments over five years with an exercise price equal to the fair market value per share at the date of grant (the “Time-Based Options”). One-third of the options vest in increments of 25%, 25%, 17%, 17% and 16% over five years, provided that certain specified performance targets have been achieved, with an exercise price equal to the fair market value on the date of grant (the “Performance-Based Options”). The remaining one-third of the options (the “Tranche C Options”) vest in increments of 25%, 25%, 17%, 17% and 16% over five years with an initial exercise price equal to the fair market value at the date of grant. The exercise price increases 10% each year beginning on the second anniversary of the grant date and ending on the fifth anniversary of the grant date.

In connection with their entry into the new employment agreements, Messrs. Hildebrand, Erwin, Chandra agreed to forfeit the stock options previously granted to them by the Company and Mr. Westen agreed to forego any right to a stock option grant contemplated by his original employment agreement. Messrs. Erwin and Westen also agreed that they will no longer be eligible to participate in the Company’s equity-based plans and programs. The Company granted Messrs. Hildebrand Chandra options to purchase 506,650 and 303,990 shares of the Company’s Class A-1 common stock, respectively. In addition, the Company granted Messrs. Hildebrand and Chandra 506,650 and 303,990 restricted shares of the Company’s Class A-1 common stock, respectively, and granted Mr. Hildebrand a special restricted share award in respect of 25,862 shares of the Company’s Class A-1 common stock.

The Company and the Named Executive Officers agreed to the forfeiture of these stock option awards because portions of the option grant vested based on the achievement of specified performance targets which the Company determined were no longer appropriate in light of the formation of Insphere and related changes in corporate strategy. The Company granted new awards to Messrs. Hildebrand and Chandra, and determined to cease granting equity compensation awards to Messrs. Erwin and Westen, based on individual negotiations with each executive in connection with his new employment agreement.

Long-Term Incentive Plan Awards

The Company has agreed to grant long term incentive awards (“LTIPs”) each year under the terms of the employment agreements with each of Messrs. Hildebrand, Chandra and Westen. The LTIPs are subject to achievement of the performance goals and continued employment with the Company through each applicable vesting date, and generally vest in three equal annual installments on each of the first, second and third anniversaries of the executive’s effective date of employment. Any vested portion of the LTIP is generally payable to the executive, in cash, on the earlier of the vesting of the third installment or immediately prior to a change in control of the Company. For 2009, Mr. Hildebrand was eligible to receive a cash LTIP award with a target value of not less than $1.2 million and Messrs. Chandra and Westen were each eligible to receive a cash LTIP award with a target value of not less than $100,000.

The LTIP awards are intended to attract and retain key executives and to provide to such persons incentives and rewards for superior performance. The Committee believes that the LTIP awards help align the interests of key executives with those of the Company’s stockholders by providing these executives with an opportunity to earn additional compensation based upon achievement of specific performance goals.

On March 18, 2009, the Subcommittee established performance goals applicable to 2009 annual LTIP awards. On April 24, 2009, the Subcommittee approved limited revisions to the performance goals applicable to 2009 annual LTIP awards, intended to clarify the adjustments necessary to establish Adjusted EBITDA. The Adjusted EBITDA goal for the LTIP awards was $122,789,000. This target was selected because the Committee determined that it represented the most significant indicator of Company performance for the 2009 fiscal year. On February 12, 2010, the Subcommittee determined that the performance goals under the LTIP awards were met and as a result the awards were granted, will vest and be paid in accordance with each executive’s employment agreement.

Mr. Erwin received an LTIP award in 2008 with a target value of $133,000 which was subject to the achievement of performance goals established by the Subcommittee and generally vests consistent with the LTIPs granted to Messrs. Hildebrand, Chandra and Westen described above. The performance goals applicable to Mr. Erwin’s LTIP are consistent with the general 2008 performance targets described on page 15 of the Company’s Information Statement on Schedule 14C filed on April 28, 2009. In January 2009, the Subcommitee determined that the performance goals under Mr. Erwin’s LTIP award were met and as a result the award was granted, will vest and be paid in accordance with Mr. Erwin’s employment agreement.

HealthMarkets 401(k) and Savings Plan

The Company maintains for the benefit of its and its subsidiaries’ employees the HealthMarkets 401(k) and Savings Plan (the “Employee Savings Plan”). The Employee Savings Plan enables eligible employees to make pre-tax contributions to the Employee Savings Plan (subject to overall limitations) and to direct the investment of such contributions among several investment options. The Employee Savings Plan, which is made available to all employees, is intended to assist in attracting and retaining employees by providing them with a tax-advantaged means to save a portion of their earnings for retirement purposes.

During 2009, the Company made certain matching contributions to participants’ accounts in cash. All contributions made on behalf of the Named Executive Officers were calculated using the same formula as is used for all other eligible employees. Contributions by the Company and its subsidiaries to the Employee Plan currently vest in prescribed increments over a six-year period.

Employee Benefit Plans

The Company offers benefit plans such as vacation, medical, prescription drug, vision, dental and term life insurance coverage to the Named Executive Officers on the same basis as offered to all employees. The Company offers these plans to attract, motivate and retain high-caliber employees.

The Company does not maintain a pension plan or non-qualified deferred compensation plan for executives or its other employees.

Perquisites

Historically, the Company has not made available a broad array of perquisites and personal benefits to its executive officers. The Company has chosen to offer only a very limited number of perquisites to its executives as an incremental benefit to recognize their position within the Company and as an accommodation to certain executives who maintain a residence in States other than the location of their Company office or who might otherwise incur certain expenses associated with the commencement of their employment. In 2009, the Company provided a monthly car allowance for Messrs. Hildebrand and Erwin, reimbursement of certain relocation and/or housing expenses for Messrs. Erwin, Chandra and Westen and reimbursement of legal fees incurred in connection with the negotiation of employment agreements with the Company for Messrs. Hildebrand, Erwin and Chandra. The Company also maintains a club membership for use by Mr. Hildebrand for business development and entertainment purposes. Such perquisites were provided pursuant to employment agreements with these executives. The Company furnished these executives with tax gross-ups for income attributable to certain of these payments. The Company believes that these payments enhanced its ability to attract and retain these executives. The Company chose to provide the tax gross-ups to preserve the level of benefits intended to be provided under these arrangements. The value of each of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table on page 24 below.

Other

Prior to his appointment as an officer of the Company in December 2006, Mr. Heller served as an independent agent of the Company’s insurance subsidiaries for approximately 15 years, 11 of which he spent as a “regional sales leader.” Pursuant to his agent contract with the insurance subsidiaries, Mr. Heller is entitled to ongoing commissions for sales production during this period. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 24 below. The Committee did not take Mr. Heller’s commissions income into account when setting his compensation for 2009.

Severance Provisions in Employment Agreements

Under the terms of their current employment agreements with the Company, the Named Executive Officers are entitled to certain payments in the event of their termination in certain specified circumstances. The level of severance and other severance benefits are set forth on pages 27-28. These levels were determined to be necessary in order to attract and retain our Named Executive Officers and were provided as part of the employment agreement negotiations with each executive.

In connection with the renewal of Mr. Heller’s employment agreement, on September 10, 2009, the Company and Mr. Heller agreed to amend the terms of Mr. Heller’s employment agreement to reduce the period of Mr. Heller’s severance from two years to one year, with a corresponding reduction in the period of Mr. Heller’s post-termination non-competition and non-solicitation covenants. Each of these executives has agreed to post-termination non-competition and non-solicitation covenants that remain in effect for a period of one (1) year following termination of the executive’s employment.

Each of the Named Executive Officers is entitled to change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive in connection with a change of control, unless the parachute payments exceed the safe harbor by less than 10 percent in which case all payments will be reduced to the safe harbor. The Company agreed to provide the golden parachute excise tax gross up as a way of mitigating the often arbitrary adverse effects of the tax on the Named Executive Officers and to provide them with comfort that the value intended to be provided to them in connection with a transaction would not be diminished by the tax.

Other provisions addressing a change of control of the Company are contained in various Company plans applicable to the Named Executive Officers as well to other employees. We believe that these change of control arrangements benefit the Company and its stockholders by providing key employees with financial assurances so that they can perform their jobs with minimum distraction in the face of a pending change of control; by encouraging key employees to stay with the Company while a change of control is occurring; and by helping the Company recruit employees who may have similar agreements with other companies.

What tax and accounting rules does the Company take into account in designing its compensation programs?

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the Company’s principal executive officer or to any of the Company’s three other highest-paid executive officers (other than the principal financial officer) unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).

Does the company have a policy for recouping performance-based compensation in the event of an earnings restatement?

The Company has no specific policies to adjust or recoup prior performance-based compensation. However, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and any profits realized from the sale of securities of the Company during that twelve month period.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on the review and discussions referred to above, the Executive Compensation Committee recommends to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Information Statement on Schedule 14C.

EXECUTIVE COMPENSATION COMMITTEE
Chinh E. Chu (Chairman)
Adrian M. Jones
Mural R. Josephson
Steven J. Shulman

Employment Agreements

The Company is party to agreements with each of Messrs. Hildebrand, Erwin, Chandra, Westen and Heller.

In connection with their entry into these employment agreements, each of Messrs. Hildebrand, Erwin and Chandra agreed to forfeit the stock options previously granted to them by the Company, Mr. Westen agreed to forgo any right to a stock option grant contemplated by his original employment agreement, and Messrs. Erwin and Westen agreed that they will no longer be eligible to participate in the Company’s equity-based plans and programs.

Each of the agreements with Messrs. Hildebrand, Erwin, Chandra and Westen is effective as of September 8, 2009 and has a term through June 4, 2011 for Mr. Hildebrand, through December 31, 2010 for Mr. Erwin, through October 13, 2011 for Mr. Chandra and through December 31, 2010 for Mr. Westen. Mr. Heller’s agreement was effective as of December 18, 2006, was amended effective as of September 10, 2009, had an original three year term from the effective date and now has a year-to-year term. The agreements automatically renew for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement.

The employment agreements provide for annual base salaries of $1,200,000, $525,000, $500,000, $475,000 and $400,000 for each of Messrs. Hildebrand, Erwin, Chandra, Westen and Heller, respectively. In addition, the agreements provide that Messrs. Hildebrand, Erwin, Chandra and Westen will be entitled to minimum guaranteed bonuses of $2.4 million, $787,500, $750,000 and $712,500 for the Company’s 2009 fiscal year, respectively. Mr. Hildebrand’s agreement provides for a target bonus opportunity of $2.4 million and a maximum bonus opportunity of $4.0 million for the Company’s 2009 fiscal year, and a target bonus opportunity of $1.6 million and a maximum bonus opportunity of $3.2 million thereafter, and each of Messrs. Erwin, Chandra and Westen’s agreements provide for a target bonus opportunity of 150% and a maximum bonus opportunity of 250% of their respective base salaries for the Company’s 2009 fiscal year and a target bonus opportunity of 100% and a maximum bonus opportunity of 200% of their respective base salaries thereafter. Mr. Heller’s agreement provides for a target bonus opportunity of 75% of Mr. Heller’s annual base salary.

Each of Messrs. Hildebrand, Erwin, Chandra and Westen is eligible to receive a retention bonus of $1.0 million, subject to the executive’s continued employment with the Company through the earlier of December 31, 2010 or a change of control of the Company. Mr. Hildebrand is eligible to receive an additional bonus of up to $3.0 million and each of Messrs. Erwin, Chandra and Westen are eligible to receive an additional bonus of up to $1.0 million, in each case, subject to the Company’s consummation of certain transactions.

Under the terms of their prior employment agreements, each of Messrs. Hildebrand, Erwin, Chandra and Westen were granted initial long-term incentive awards. Under the terms of their current employment agreements, the initial long-term incentive awards granted to each of the executives will remain outstanding and Messrs. Hildebrand and Chandra will receive cash long-term incentive awards of $1.2 million and $100,000, respectively, with respect to the Company’s 2009 fiscal year, which will generally vest in three equal installments in 2010, 2011 and 2012 on the respective anniversary of the executive’s commencement of employment with the Company.

Under the terms of the agreements, the executives are eligible to participate in the Company’s employee benefit plans and perquisites programs provided by the Company from time to time to similarly situated employees and Messrs. Hildebrand and Chandra will continue to be eligible to participate in the Company’s equity-based plans and programs.

Under the terms of the employment agreements, Messrs. Hildebrand and Chandra were granted an option to purchase 506,650 and 303,900 shares of the Company’s Class A-1 common stock, respectively, and 506,650 and 303,900 restricted shares of the Company’s Class A-1 common stock, respectively. The Company also granted Mr. Hildebrand a special restricted share award in respect of 25,862 shares of the Company’s Class A-1 common stock. The options granted to Messrs. Hildebrand and Chandra vest in quarterly installments, through June 4, 2014, in each case, subject to the executive’s continued employment through the applicable vesting date. Subject to the achievement of certain performance goals by September 8, 2010, the restricted shares granted to Messrs. Hildebrand and Chandra (other than the special restricted shares granted to Mr. Hildebrand) vest on the same schedule as the stock options granted to them and the special restricted shares granted to Mr. Hildebrand vest as to one-third of the shares subject to the grant on the date the award becomes effective, and otherwise be subject to quarterly vesting through June 4, 2012, in each case, subject to Mr. Hildebrand’s continued employment through the applicable vesting date.

Under the terms of Mr. Heller’s employment agreement, Mr. Heller was granted an option to purchase 50,000 shares of the Company’s Class A-1 common stock. The options were awarded in three tranches, vest and are otherwise subject to the provisions of the stock option agreement and management option plan.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for services to us and our subsidiaries earned by or awarded or paid to the persons who were the principal executive officer, the principal financial officer and the three next most highly compensated executive officers of the Company serving as such at December 31, 2009:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Earnings ($)	($)(11)	($)

Phillip J. Hildebrand(6)	2009	1,200,000	2,400,000	10,314,757	2,099,334	3,600,000	—	89,029	19,703,120
President and Chief Executive	2008	692,308	933,333	1,200,008	8,079,225	—	—	449,336	11,354,210
Officer	2007	—	—	—	—	—	—	—	—
Steven P. Erwin(7)	2009	523,942	787,500	—	—	1,243,833	—	57,408	2,612,683
Executive Vice President and Chief	2008	155,769	166,667	—	1,728,000	—	—	116,187	2,166,623
Financial Officer	2007	—	—	—	—	—	—	—	—
Anurag Chandra(8)	2009	498,846	750,000	5,888,286	2,422,740	1,190,000	—	30,609	10,780,481
Executive Vice President and Chief	2008	—	—	—	—	—	—	—	—
Operating Officer	2007	—	—	—	—	—	—	—	—
B. Curtis Westen(9)	2009	445,769	712,500	—	—	1,180,500	—	74,645	2,413,414
Executive Vice President and	2008	—	—	—	—	—	—	—	—
General Counsel	2007	—	—	—	—	—	—	—	—
Jack V. Heller(10)	2009	394,954	—	—	427,390	500,000	—	334,345	1,656,689
Sr. Vice President, Agency Sales	2008	343,200	—	—	160,685	300,000	—	507,429	1,311,314
	2007	—	—	—	—		—	—	—

(1)	The salary amounts reflect the salary earned from January 1 through December 31 of the applicable year.

(2)	Bonus includes guaranteed annual incentive bonus amounts pursuant to the Named Executive Officer’s employment agreement.

(3)	The amounts reported in the Stock Awards Column represent the grant date fair value of restricted stock granted during the year. Information concerning the assumptions used in the accounting for equity awards are discussed in Note 15 to the Company’s Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	The amounts reported in the Option Awards Column represent the grant date fair value of stock options granted during the year. Information concerning the assumptions used in the accounting for equity awards are discussed in Note 15 to the Company’s Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(5)	The Non-Equity Incentive Plan Compensation Column includes Transaction Bonuses, as defined in the Named Executive Officer’s employment agreement, and annual management incentive awards (excluding guaranteed amounts) earned for the year pursuant to the employment agreements. Mr. Erwin’s compensation includes $44,333 of vested amounts payable in 2011 under the 2008 LTIP award.

(6)	Mr. Hildebrand’s employment began on June 5, 2008.

(7)	Mr. Erwin’s employment began on September 10, 2008.

(8)	Mr. Chandra’s employment began on October 13, 2008. Mr. Chandra was not a Named Executive Officer in 2008.

(9)	Mr. Westen’s employment began on January 26, 2009.

(10)	Mr. Heller was not a Named Executive Officer in 2007.

(11)	The following table contains a breakdown of the compensation and benefits included under All Other Compensation for 2009:

	Hildebrand ($)	Erwin ($)	Chandra ($)	Westen ($)	Heller ($)

Company 401K Contributions	14,667	7,350	14,143	14,152	14,143
Company Paid Life Insurance	1,248	1,248	1,123	790	1,106
Tax Gross-ups	22,276	17,794	3,121	20,459	—
Car Allowance	12,000	11,563	—	—	—
Legal Fees	22,671	5,441	5,441	—	—
Club Dues	16,167	—	—	—	—
Relocation Expenses	—	2,050	6,781	—	—
Housing Allowance	—	6,064	—	35,670	—
Other Miscellaneous Payments	—	5,898	—	3,574	384
Commissions	—	—		—	318,712

Total Other Compensation	89,029	57,408	30,609	74,645	334,345

NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes earned nonqualified deferred compensation for the Named Executive Officers during 2009.

	Executive	HealthMarkets	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	2009 ($)	2009 ($)(1)(2)	2009 ($)	Distributions ($)	12/31/2009 ($)

Phillip J. Hildebrand	—	—	—	—	—
Steven P. Erwin	—	44,333	—	—	44,333
Anurag Chandra	—	—	—	—	—
B. Curtis Westen	—	—	—	—	—
Jack V. Heller	—	—	—	—	—

(1)	Amounts reported are included in the Named Executive Officer’s Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	Amount represents one-third of the $133,000 cash LTIP award granted to Mr. Erwin on September 30, 2008. The remaining award will vest at the earlier of a Change in Control or the second and third anniversaries of the grant date, subject to the Executive’s continued employment through the applicable vesting date. All deferred amounts will be payable to Mr. Erwin on September 30, 2011.

Grants of Plan-Based Awards During Fiscal Year 2009

The following table sets forth information concerning each award granted to the Named Executive Officers in 2009:

													Grant
													Date
													Fair
			Estimated Future										Value
			Payouts Under			Estimated Future						Exercise	of
			Non-Equity Incentive			Payouts Under				All	All	or Base	Stock
			Plan Awards			Equity Incentive				Other	Other	Price of	and
			Board			Plan Awards(3)				Stock	Option	Option	Option
		Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Awards	Awards	Awards
Name		Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Phillip J. Hildebrand		09/21/2009						532,512	532,512				10,314,757
	(1)	09/21/2009									506,650	19.37	2,099,034
	(2)			2,400,000	7,600,000	9,200,000
Steven P. Erwin	(3)	09/21/2009		787,500	2,787,500	3,312,500
Anurag Chandra		09/21/2009						303,990	303,990				5,888,286
	(4)	09/21/2009									303,990	19.37	2,422,740
	(5)			750,000	2,850,000	3,350,000
B. Curtis Westen	(6)			712,500	2,812,500	3,287,500
Jack V. Heller		03/09/2009	01/23/2009								16,667	19.00	206,671
		03/09/2009	01/23/2009								16,666	19.00 (8)	175,160
		03/09/2009	01/23/2009								3,750	39.49	28,200
		03/09/2009	01/23/2009								1,666	24.00	17,360
	(7)				300,000

(1)	The 506,650 stock option award replaced all of Mr. Hildebrand’s previously granted options. The incremental increase in value as determined under FASB ASC 718 has been included as the Grant Date Fair Value for the option award.

(2)	Reflects the minimum, target and maximum value of amounts payable in cash pursuant to the Named Executive Officer’s employment agreement as follows: Transaction bonus — minimum $0, target $3,000,000, maximum $3,000,000; Retention bonus — minimum $0, target $1,000,000, maximum $1,000,000; Cash LTIP — minimum $0, target $1,200,000, maximum $1,200,000; Bonus under the Management Incentive Program — minimum $2,400,000, target $2,400,000, maximum $4,000,000.

(3)	Reflects the minimum, target and maximum value of amounts payable in cash pursuant to the Named Executive Officer’s employment agreements as follows: Transaction bonus — minimum $0, target $1,000,000, maximum

$1,000,000; Retention bonus — minimum $0, target $1,000,000, maximum $1,000,000; Bonus under the Management Incentive Program — minimum $787,500, target $787,500, maximum $1,312,500.

(4)	The 303,990 stock option award replaced all of Mr. Chandra’s previously granted options. The incremental increase in value as determined under FASB ASC 718 has been included as the Grant Date Fair Value for the option award.

(5)	Reflects the minimum, target and maximum value of amounts payable in cash pursuant to the Named Executive Officer’s employment agreement as follows: Transaction bonus — minimum $0, target $1,000,000, maximum $1,000,000; Retention bonus — minimum $0, target $1,000,000, maximum $1,000,000; Cash LTIP — minimum $0, target $100,000, maximum $100,000; Bonus under the Management Incentive Program — minimum $750,000, target $750,000, maximum $1,250,000.

(6)	The amount reflects the minimum, target, and maximum value of amounts payable in cash pursuant to the Named Executive Officer’s employment agreement as follows: Transaction bonus — minimum $0, target $1,000,000, maximum $1,000,000; Retention bonus — minimum $0, target $1,000,000, maximum $1,000,000; Cash LTIP — minimum $0, target $100,000, maximum $100,000; Bonus under the Management Incentive Program — minimum $712,500, target $712,500, maximum $1,187,500.

(7)	Represents the target bonus pursuant to Mr. Heller’s employment agreement.

(8)	The initial exercise price of the options is $19.00 per share. The exercise price will accrete at the rate of tern percent (10%) on each anniversary of January 23, 2009, beginning on the second anniversary of that date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the Named Executive Officers at December 31, 2009:

	Options Awards					Stock Awards
			Equity	Option			Value of
			Incentive	Exercise	Options		Unvested
	#	#	Plan #	Price	Expiration	#	Stock
Name	Exercisable	Unexercisable	Unearned	($)	Date	Unvested	Awards ($)

Phillip J. Hildebrand	75,998	430,652	—	19.37	09/21/2019	555,500	10,971,125
Steven P. Erwin	—	—	—	—	—	—	—
Anurag Chandra	45,599	258,391	—	19.37	09/21/2019	308,268	6,088,293
B. Curtis Westen	—	—	—	—	—	—	—
Jack V. Heller	9,000	6,000	(4)	39.49	03/29/2017	—	—
	5,000	5,000	—	43.44 (1)	03/29/2017	—	—
	2,999	5,334	(4)	24.00	07/09/2018	—	—
	1,666	5,000	—	24.00 (2)	07/09/2018	—	—
	—	16,667	—	19.00	01/23/2019	—	—
	—	16,666	(4)	19.00 (3)	01/23/2019	—	—

(1)	The initial exercise price of the options was $39.49 per share. The exercise price increased 10% on the second anniversary of the grant date, March 29, 2007, to $43.44. The exercise price will accrete at the rate of ten percent (10%) on each of the next three anniversaries.

(2)	The initial exercise price of the options is $24.00 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of July 9, 2008, beginning on the second anniversary of the grant date.

(3)	The initial exercise price of the options was $19.00 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of January 23, 2009, beginning on the second anniversary of the grant date.

(4)	Excludes Performance-Based Options where performance goals have not been established for financial statement reporting purposes pursuant to FASB ASC Topic 718. 26,668 Performance-Based Options are

excluded for Mr. Heller as follows: 5,000 at an exercise price of $39.49 expiring March 29, 2017; 5,001 at an exercise price of $24.00 expiring July 9, 2018; and 16,667 at an exercise price of $19.00 expiring January 23, 2019.

Option Exercises and Stock Vested

The following table summarizes exercises of stock options and vesting of restricted shares for the Named Executive Officers during 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Phillip J. Hildebrand	—	—	11,495	221,509
Steven P. Erwin	—	—	—	—
Anurag Chandra	—	—	2,140	42,693
B. Curtis Westen	—	—	—	—
Jack V. Heller	—	—	—	—

Benefits in Connection with Termination of Employment

The Company is party to agreements with each of Messrs. Hildebrand, Erwin, Chandra, Westen and Heller. The agreements provide for the following benefits in connection with a termination of employment.

If Mr. Hildebrand’s or Mr. Chandra’s employment is terminated by the Company without “Cause” (as defined in each agreement) or by the executive for “Good Reason” (as defined in each agreement), subject to the executive’s execution and non-revocation of a release of claims, the executive will be entitled to the following payments and benefits:

•	an amount equal to the sum of (i) one years’ base salary and (ii) one times his target bonus for the year of termination;

•	12 months of continued health and life insurance benefits;

•	to the extent then unvested and unpaid, the executive’s initial long-term incentive award will vest and be paid to him;

•	Mr. Hildebrand’s special restricted share award will vest in full;

•	the other awards granted to the executives in connection with their entry into these new employment agreements that would have vested if the executives had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination;

•	If the termination occurs in connection with a change of control, the equity awards granted to Messrs. Hildebrand and Chandra will be treated as if they had fully vested as of the date of the change of control; and

•	Mr. Hildebrand remains entitled to relocation, at his choice, to either Arizona or Utah on the same terms as he was relocated to the Dallas/Ft. Worth area if his employment is terminated without Cause or for Good Reason on or prior to June 4, 2011.

If Mr. Heller’s employment is terminated by the Company without “Cause” (as defined in his agreement) or by the executive for “Good Reason” (as defined in his agreement), subject to the executive’s execution and non-revocation of a release of claims, Mr. Heller will be entitled to the following payments and benefits:

•	an amount equal to the sum of (i) one years’ base salary and (ii) one times his target bonus for the year of termination; and

•	12 months of continued health and life insurance benefits.

In addition, each of the executives is entitled to the following payments and benefits if his employment is terminated by the Company without “Cause” (as defined in each agreement) or by the executive for “Good Reason” (as defined in each agreement), subject to the executive’s execution and non-revocation of a release of claims:

•	if the termination occurs after the last day of the first quarter of any fiscal year, a pro-rata bonus, based upon the achievement of the applicable performance goals (or in the case of Mr. Heller only, Mr. Heller’s target bonus) and the number of days the executive was employed in the applicable performance period;

•	in the case of each of the executives other than Mr. Heller, the executive’s retention bonus will vest on the date of termination and be paid to the executive within 30 days of the date of termination; and

•	in the case of each of the executives other than Mr. Heller, the executive will remain entitled to his transaction bonus to the extent the applicable performance goals are achieved.

Each of the executives is entitled to a gross-up for any taxes imposed under the so-called “golden parachute” excise tax of Section 4999 of the Code, unless the executive’s parachute payments do not exceed 110% of the executive’s “safe harbor” in which case the executive’s payments will be reduced such that the executive is not subject to the tax. In addition, while employed by the Company and for one year following his termination of employment, each of the executives is subject to certain non-competition and non-solicitation restrictions and will be subject to ongoing confidentiality restrictions. If the executives breach the non-compete, the non-solicitation or confidentiality covenants in the agreement, the Company will not be obligated to make additional payments of the cash severance described above or the pro-rata bonus and will not be obligated to provide him and his eligible dependents with any continued health and life insurance benefits and the executives will be required to pay back to the Company any cash severance amounts or pro-rata bonus amounts previously paid to them.

Potential Payments upon Termination or Change-in-Control

Assuming the Named Executive Officers were terminated on December 31, 2009 and that the fair market value of the Company’s Common Stock was $19.75 as of December 31, 2009, then these Named Executive Officers would be entitled to following payments upon termination of employment or change of control:

	Termination without			Involuntary
	Cause or for	Termination for	Death,	Termination
	Good Reason	Change in Control	Disability	for Cause

Phillip J. Hildebrand
Severance(1)	1,200,000	1,200,000	—	—
Target Bonus(2)	1,600,000	1,600,000	—	—
Pro-Rata Bonus(3)	2,333,333	2,333,333	2,333,333	—
Transaction bonus(4)	2,250,000	2,250,000	2,250,000	—
Retention bonus(5)	1,000,000	1,000,000	1,000,000	—
2009 Cash LTIP(6)	—	1,200,000	—	—
Acceleration of Restricted Stock(7)	4,967,323	10,971,125	4,967,323	—
Acceleration of Stock Options(8)	33,692	149,209	33,692	—
Tax gross-up	292,962	292,962	292,962	—
Relocation Expenses	50,000	50,000	—	—
Life, Health & Other Benefits(9)	1,271	1,271	—	—

	13,728,581	21,047,900	10,877,310	—

Steven P. Erwin
Pro-Rata Bonus(3)	653,667	653,667	653,667	—
Transaction bonus(4)	750,000	750,000	750,000	—
Retention bonus(5)	1,000,000	1,000,000	1,000,000	—
2008 Cash LTIP(6)	44,333	133,000	44,333	—

	2,448,000	2,536,667	2,448,000	—

Anurag Chandra
Severance(1)	500,000	500,000	500,000	—
Target Bonus(2)	750,000	750,000	750,000	—
Pro-Rata Bonus(3)	940,000	940,000	940,000	—
Transaction bonus(4)	750,000	750,000	750,000	—
Retention bonus(5)	1,000,000	1,000,000	1,000,000	—
2009 Cash LTIP(6)	—	100,000	—	—
Acceleration of Restricted Stock(7)	2,446,511	6,088,293	2,446,511	—
Acceleration of Stock Options(8)	28,879	98,189	28,879	—
Life, Health & Other Benefits(9)	10,463	10,463	—	—

	6,425,853	10,236,945	6,415,390	—

B. Curtis Westen
Pro-Rata Bonus(3)	893,000	893,000	893,000	—
Transaction bonus(4)	750,000	750,000	750,000	—
Retention bonus(5)	1,000,000	1,000,000	1,000,000	—
2009 Cash LTIP(6)	—	100,000	—	—

	2,643,000	2,743,000	2,643,000	—

Jack V. Heller
Severance(1)	400,000	400,000	—	—
Target Bonus(2)	300,000	300,000	—	—
Pro-Rata Bonus(3)	500,000	500,000	—	—
Life, Health & Other Benefits(9)	13,591	13,591	—	—
Acceleration of Stock Options(8)	5,625	25,000	5,625	—

	1,219,216	1,238,591	5,625	—

(1)	Represents 1 times base salary.

(2)	Represents 1 times target bonus.

(3)	Represents unpaid pro rata portion of the 2009 bonus. This amount is included in 2009 income in the Summary Compensation Table.

(4)	Represents unpaid portion of the Transaction bonus at December 31, 2009. Amounts are included in 2009 income in the Summary Compensation Table.

(5)	The Retention Bonus vests upon certain terminations.

(6)	A Change in Control accelerates vesting of the 2008 and 2009 cash LTIP award. Mr. Erwin’s amounts include $44,333 of vested benefits that are included in 2009 income in the Summary Compensation Table.

(7)	Represents the value of restricted shares at the date of vesting.

(8)	Represents the intrinsic value of stock options that accelerate vesting upon a termination event.

(9)	Represents the company portion of the benefits payable after termination.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2010 (except as noted) with respect to the Common Stock ownership of (a) each person known by management to own beneficially five percent or more of the Company’s Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

	Common	Percent of	Percent of	Percent of
	Shares	Class A-1	Class A-2	Total
Name & Address	Beneficially	Common	Common	Common
of Beneficial Owner	Owned(1)	Stock	Stock	Stock

Five Percent (5%) Holders:
Blackstone Investor Group	16,486,486.4865	59.0%	—	53.3%
c/o The Blackstone Group
345 Park Avenue, New York, NY 10154
Goldman Sachs Investor Group	6,756,756.7567	24.2%	—	21.9%
c/o Goldman Sachs & Co.
200 West Street, 28th Floor, New York, NY 10282
DLJ Investor Group	3,378,378.3784	12.1%	—	10.9%
c/o DLJ Merchant Banking Partners
One Madison Avenue, New York, New York 10010
Trustees under the HealthMarkets InVest	2,850,460.0000	—	96.2%	9.2%
Stock Ownership Plan(2)
c/o HealthMarkets, Inc.
9151 Boulevard 26, North Richland Hills, TX 76180
Named Executive Officers and Directors:
Phillip J. Hildebrand	860,884.0000	3.1%	—	2.8%
Steven P. Erwin	13,981.0000	0.1%	—	0.0%
Anurag Chandra	371,854.0000	1.3%	—	1.2%
B. Curtis Westen	—	—	—	—
Jack V. Heller	63,910.0000	0.1%	1.0%	0.2%
Chinh E. Chu	—	—	—	—
Jason K. Giordano	—	—	—	—
Adrian M. Jones	—	—	—	—
Mural R. Josephson	2,432.0000	0.0%	—	0.0%
David K. McVeigh	—	—	—	—
Neal Pomroy(3)	—	—	—	—
Sumit Rajpal	—	—	—	—
Steven J. Shulman	24,324.0000	0.1%	—	0.1%
Ryan M. Sprott(4)	—	—	—	—
All executive officers and directors (13 individuals as a group)	1,337,385.0000	4.7%	1.0%	4.3%

(1)	Includes in each case shares that the holder may obtain upon exercise of options exercisable within 60 days of March 31, 2010.

(2)	Represents vested shares of Class A-2 Common Stock held by participants in the Company’s InVest Stock Ownership Plan effective January 1, 2010.

(3)	Mr. Pomroy was elected on April 21, 2010.

(4)	Mr. Sprott resigned effective April 14, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive and certain other officers, and any persons holding more than ten percent of the Company’s Common Stock, are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”). Specific due dates for these reports have been established and the Company is required to report in this Information Statement any failure to file by these dates during 2009. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, and except as otherwise stated in this paragraph, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On April 5, 2006, the Company completed a merger providing for the acquisition of the Company by affiliates of a group of Private Equity Investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. At March 31, 2010, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners held approximately 53.3%, 21.9%, and 10.9%, respectively, of the Company’s outstanding equity securities.

Certain members of the Board of Directors of the Company are affiliated with the Private Equity Investors. In particular, Chinh E. Chu, Jason K. Giordano and David K. McVeigh serve as a Senior Managing Director, Principal and Executive Director, respectively, in the Corporate Private Equity group of The Blackstone Group, Adrian M. Jones and Sumit Rajpal serve as Managing Directors of Goldman, Sachs & Co., and Neal Pomroy is a Managing Director and Global Operating Partner of DLJ Merchant Banking Partners.

The Company maintains written policies and procedures for review and approval of related party transactions. These policies provide that any material transaction entered into between the Company and any related party shall be valid for all purposes if such transaction is assessed to be fair to the Company and is approved in advance by a majority of the Company’s disinterested outside directors. Material transactions are defined as any arrangement, contract or transaction involving payments by or from the Company equal to or greater than $250,000 (in any twelve month period) or $1 million (over the term of such arrangement, contract or transaction). Related parties are defined as any person or entity that is an affiliate of the Company or any entity in which an affiliate of the Company has a 5% or greater equity interest. Affiliates of the Company are persons or entities controlled by, controlling, or under common control with, the Company, including directors and officers of the Company and their immediate family members.

Set forth below is a summary description of all material transactions between the Company and the Private Equity Investors and all other parties related to the Company. The Company believes that the terms of all such transactions with all related parties are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

Transactions with the Private Equity Investors

Transaction and Monitoring Fee Agreements

At the closing of the Merger, the Company entered into separate Transaction and Monitoring Fee Agreements with advisory affiliates of each of the Private Equity Investors, whereby the advisory affiliates agreed to provide to the Company ongoing monitoring, advisory and consulting services, for which the Company agreed to pay to affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners an annual monitoring fee in an amount equal to $7.7 million, $3.2 million and $1.6 million, respectively. The annual monitoring fees are, in each case, subject to an upward adjustment in each year based on the ratio of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) in such year to consolidated EBITDA in the prior year, provided that the aggregate monitoring fees paid to all advisors pursuant to the Transaction and Monitoring Fee Agreements in any year shall not exceed the greater of $15.0 million or 3% of consolidated EBITDA in such year. The aggregate annual monitoring fees of $12.5 million for 2009 were paid in full to the advisory affiliates of the Private Equity Investors in January 2009. With respect to the aggregate annual monitoring fees of $15.0 million for 2010, the Company paid $12.5 million in January 2010, and intends to pay the remaining balance of $2.5 million on or before April 30, 2010.

Insphere Advisory Agreement

Pursuant to the terms of an engagement letter dated June 2, 2009, Blackstone Advisory Services L.P. agreed to provide certain financial advisory services to the Company in connection with opportunities presented by the repositioning of the Company’s corporate strategy and the launch of Insphere. The Company agreed to pay Blackstone Advisory Services a specified fee, contingent upon the completion of certain transactions related to such opportunities. During 2009, $2.0 million of contingent consideration was paid to Blackstone Advisory Services in accordance with such agreement.

Interest Rate Swaps

At the effective date of the Merger, an affiliate of The Blackstone Group assigned to the Company three interest rate swap agreements with an aggregate notional amount of $300.0 million. The terms of the swaps were 3, 4 and 5 years beginning on April 11, 2006. During 2009, the 3 year swap matured and, at December 31, 2009, the Company held two interest rate swap agreements with an aggregate notional amount of $200.0 million. At the effective date of the Merger, the interest rate swaps had an aggregate fair value of approximately $2.0 million.

Transaction Fee Agreements

In accordance with the terms of separate Future Transaction Fee Agreements, each dated as of May 11, 2006, affiliates of each of the Private Equity Investors agreed to provide to the Company certain financial and strategic advisory services with respect to future acquisitions, divestitures and recapitalizations. For such services, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners are entitled to receive 0.6193%, 0.2538% and 0.1269%, respectively, of the aggregate enterprise value of any units acquired, sold or recapitalized by the Company.

In connection with the completion of the transactions contemplated by the Agreement for Reinsurance and Purchase and Sale of Assets dated June 12, 2008 pursuant to which Wilton Reassurance Company or its affiliates acquired substantially all of the business of the Company’s Life Insurance Division, the Company remitted to affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners future transaction fees of approximately $1.2 million, $479,000 and $240,000, respectively. In 2009, no payments were made to affiliates of the Private Equity Investors under the Future Transaction Fee Agreements.

Group Purchasing Organization

The Company participates in a group purchasing organization (“GPO”) that acts as the Company’s agent to negotiate with third party vendors the terms upon which the Company will obtain goods and services in various designated categories that are used in the ordinary course of the Company’s business. On behalf of the various participants in its group purchasing program, the GPO extracts from such vendors pricing terms for such goods and service that are believed to be more favorable than participants could obtain for themselves on an individual basis. In consideration for such favorable pricing terms, each participant has agreed to obtain from such vendors not less than a specified percentage of the participant’s requirements for such goods and services in the designated categories. In connection with purchases by participants, the GPO receives a commission from the vendor in respect of such purchases. In consideration of The Blackstone Group’s facilitating the Company’s participation in the GPO and in monitoring the services that the GPO provides to the Company, the GPO has agreed to remit to an affiliate of The Blackstone Group a portion of the commission received from vendors in respect of purchases by the Company under the GPO purchasing program. The Company’s participation during 2009 was nominal with respect to purchases by the Company under the GPO purchasing program in accordance with the terms of this arrangement.

Registration Rights Agreement

The Company is a party to a registration rights and coordination committee agreement, dated as of April 5, 2006 (the “Registration Rights Agreement”), with the investment affiliates of each of the Private Equity Investors, providing for demand and piggyback registration rights with respect to the Class A-1 Common Stock. Certain management stockholders are also expected to become parties to the Registration Rights Agreement. Following an initial public offering of the Company’s stock, the Private Equity Investors affiliated with The Blackstone Group will have the right to demand such registration under the Securities Act of its shares for public sale on up to five occasions, the Private Equity Investors affiliated with Goldman Sachs Capital Partners will have the right to demand such registration on up to two occasions, and the Private Equity Investors affiliated DLJ Merchant Banking Partners will have the right to demand such registration on one occasion. No more than one such demand is permitted within any 180-day period without the consent of the board of directors of the Company.

In addition, the Private Equity Investors have, and, if they become parties to the Registration Rights Agreement, the management stockholders will have, so-called “piggy-back” rights, which are rights to request that their shares be included in registrations initiated by the Company or by any Private Equity Investors. Following an initial public offering of the Company’s stock, sales or other transfers of the Company’s stock by parties to the Registration Rights Agreement will be subject to pre-approval, with certain limited exceptions, by a Coordination Committee that will consist of representatives from each of the Private Equity Investor groups. In addition, the Coordination Committee shall have the right to request that the Company effect a “shelf” registration.

Investment in Certain Funds Affiliated with the Private Equity Investors

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by Mid-West National Life Insurance Company of Tennessee in Goldman Sachs Real Estate Partners, L.P., a commercial real estate fund managed by an affiliate of Goldman Sachs Capital Partners. The Company has committed such investment to be funded over a series of capital calls. During 2009, the Company’s original commitment was reduced by $2.0 million, to $8.0 million. As of December 31, 2009, the Company had made contributions totaling $3.9 million, of which $600,000 was funded during 2009. At December 31, 2009, the Company had a remaining commitment to Goldman Sachs Real Estate Partners, L.P. of $4.1 million.

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by The MEGA Life and Health Insurance Company in Blackstone Strategic Alliance Fund L.P., a hedge fund of funds managed by an affiliate of The Blackstone Group. The Company has committed such investment to be funded over a series of capital calls. As of December 31, 2009, the Company had made contributions totaling $6.8 million, of which $2.4 million was funded during 2009. At December 31, 2009, the Company had a remaining commitment to Blackstone Strategic Alliance Fund L.P. of $3.2 million. During 2009, the Company received $771,000 in capital distributions from Blackstone Strategic Alliance Fund L.P. On April 26, 2010, the Company funded an additional capital call to The Blackstone Strategic Alliance Fund L.P. in the amount of $324,000.

Special Cash Dividend

In connection with the special cash dividend declared on February 25, 2010, affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners received dividends in the amount of $65.0 million, $26.6 million and $13.3 million, respectively.

Other

From time to time, the Company may obtain goods or services from parties in which the Private Equity Investors hold an equity interest. During 2009, the Company held several events at a hotel in which an affiliate of The Blackstone Group holds a controlling equity interest. During 2009, in connection with these events, the Company paid the hotel approximately $5.5 million. Additionally, employees of the Company traveling on business may also, from time to time, receive goods or services from entities in which the Private Equity Investors hold an equity interest. The Company believes that the terms of all such transactions are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors and operates under a written charter. On August 2, 2007, the Committee reviewed its charter and, after assessing the adequacy thereof, approved an amended Charter.

The Audit Committee held four (4) meetings in 2009. The meetings facilitated communication with senior management and employees, the Company’s internal auditor and KPMG LLP, the Company’s independent registered public accounting firm. The Committee held discussions with the internal auditor and independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and the Committee is responsible for the oversight of the scope of the independent registered public accounting firm’s role and the determination of its compensation. The Committee regularly evaluates the performance and independence of the Company’s independent registered public accounting firm and, in addition, has reviewed and pre-approved all services provided by KPMG LLP during 2009.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements of the Company have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Committee has met and held discussions with management and representatives of KPMG LLP regarding the fair and complete presentation of the Company’s financial results, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has reviewed and discussed with the Company’s management and representatives of KPMG LLP the annual audited and quarterly unaudited consolidated financial statements of the Company for the 2009 fiscal year (including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and each of the Company’s Quarterly Reports on Form 10-Q filed during 2009).

The Committee has also reviewed with representatives of KPMG LLP such matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged with Governance. In addition, the Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the registered public accounting firm’s independence. The Audit Committee has also received a written report from KPMG LLP regarding its independence and other matters. The Audit Committee has determined that the provision of non-audit services should not compromise KPMG LLP’s independence.

The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on Form 10-K related to its audit of the Company’s consolidated financial statements. The Company’s Annual Report on Form 10-K included management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, but did not include an attestation report of KPMG. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Committee has selected and appointed the Company’s independent registered public accounting firm, subject to stockholder ratification.

Mural R. Josephson, Chairman
Jason K. Giordano
Sumit Rajpal

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In addition to retaining KPMG LLP to audit HealthMarkets’ consolidated financial statements for 2009, HealthMarkets and its affiliates retained KPMG LLP and other accounting and consulting firms to provide advisory, auditing and consulting services in 2009. The Company understands the need for KPMG LLP to maintain objectivity and independence in its audit of the Company’s consolidated financial statements. To minimize relationships that could appear to impair the objectivity of KPMG LLP, the HealthMarkets Audit Committee has restricted the non-audit services that KPMG LLP may provide to HealthMarkets primarily to tax services and merger and acquisition due diligence and audit services, and the Audit Committee has determined that HealthMarkets will obtain non-audit services from KPMG LLP only when the services offered by KPMG LLP are more effective or economical than comparable services available from other service providers.

The Audit Committee Charter provides that the Committee shall approve all non-audit engagement fees and terms with the independent registered public accounting firm and all other compensation to be paid to the independent registered public accounting firm. The Committee has the authority to delegate pre-approvals of non-audit services to a single member of the Audit Committee, and the Chairman of the Committee has been authorized to pre-approve non-audit services up to $75,000 for any one transaction, not to exceed an aggregate of $250,000 in any one year. Fees for non-audit services exceeding these amounts must be approved by the full Committee. As a matter of policy the Chairman requests the Committee to ratify his approval of the non-audit fees at the next quarterly meeting.

In determining the appropriateness of a particular non-audit service to be performed by the independent registered public accounting firm, the Audit Committee shall consider whether the service facilitates the performance of the audit, improves the Company’s financial reporting process or is otherwise in the public interest.

The aggregate fees billed for professional services by KPMG LLP in 2009 and 2008 were as follows:

	2009	2008

Audit Fees	$1,797,000	$2,752,000
Audit-Related Fees	—	24,000
All Other Fees	—	2,000

Total	$1,797,000	$2,778,000

For purposes of the table above, “audit fees” are fees that the Company paid to KPMG LLP for the audit of the Company’s consolidated financial statements included in HealthMarkets’ Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” represent fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first three categories. All fees in each fee category were approved by the Company’s Audit Committee.

PROPOSAL 2

PROPOSAL TO RATIFY THE APPOINTMENT OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although Delaware law does not require that the selection by the Audit Committee of the Company’s independent registered public accounting firm be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit the Audit Committee’s selection to the stockholders for their approval and to abide by the result of the stockholders’ vote. Subject to ratification by the stockholders, the Audit Committee reappointed the firm of KPMG LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2010. In recommending ratification by the stockholders of the appointment of KPMG LLP, the Board of Directors has satisfied itself as to that firm’s professional competence and standing. However, if the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to retain KPMG LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

3. OTHER BUSINESS

Neither the Board nor management is aware of any matters to be presented at the Annual Meeting other than those referred to in the Notice of Annual Meeting and this Information Statement.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Unless we indicate otherwise, proposals that stockholders intend to present at the next annual meeting of stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934 and must be received at the principal executive offices of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 not later than December 29, 2010, which is 120 days prior to the date of the first anniversary of the mailing of the Information Statement for our 2010 Stockholders Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

North Richland Hills, Texas
April 28, 2010